Exhibit 5.1

POWELL, GOLDSTEIN, FRAZER & MURPHY LLP
191 PEACHTREE STREET, N.E.
16TH FLOOR
ATLANTA, GEORGIA 30303

February 5, 2004

Omega Healthcare Investors, Inc.
Suite 100
9690 Deereco Road
Timonium MD 21093

  Re:
  Registration Statement on Form S-3, File No. 333-69675

Ladies and Gentlemen:

        We have served as counsel to Omega Healthcare Investors, Inc., a Maryland corporation (the "Company") in connection with the proposed issuance and sale of up to 4,651,580 shares (the "Shares") of Series D Preferred Stock of the Company. The Shares are being offered in a public offering pursuant to the Company's Registration Statement on Form S-3 (File No. 333-69675) as filed with the Securities and Exchange Commission (the "Registration Statement").

        We have examined the Company's Charter and Bylaws. We have also examined the Registration Statement, and the form of Articles Supplementary approved by the Board of Directors of the Company for filing with the Maryland State Department of Assessments and Taxation. We have examined and relied on a certificate of the Maryland State Department of Assessments and Taxation to the effect that the Company is duly incorporated and existing under the laws of the State of Maryland, in good standing, and duly authorized to transact business in the State of Maryland, and such other documents and records of corporate proceedings as we have deemed necessary to our opinion expressed herein.

        We have also assumed for purposes of this opinion that the Shares will not be issued or transferred in violation of any provision or limitation contained in the Company's Charter. We have further assumed, without independent investigation, the genuineness of signatures, the authenticity of all documents submitted to us as originals, and the conformity of copies to the originals. Except as otherwise indicated herein, we have not undertaken any independent investigation of factual matters.

        In conducting our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents. This opinion is limited to substantive laws of the State of Maryland and federal laws of the United States of America.

        Based upon the foregoing, and in reliance thereon, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that upon the filing of the Articles Supplementary relating to the Shares, and upon payment for and delivery of the Shares as contemplated by the prospectus constituting part of the Registration Statement, the Shares will be validly issued, fully paid and non-assessable.

        We consent to the filing of this opinion as an exhibit to the Company's Current Report on Form 8-K, incorporated by reference in the Registration Statement, and to the reference to our firm under the heading "Legal Matters" in the prospectus constituting part of the Registration Statement. We do not thereby admit that we are "experts" within the meaning of the Securities Act of 1933 and the rules and regulations thereunder.

Very truly yours,
Powell, Goldstein, Frazer & Murphy LLP